Exhibit 99.1

FOR:	GUITAR CENTER, INC.

CONTACT:	Erick Mason
Chief Financial Officer
(818) 735-8800

Financial Dynamics:
Investors: Leigh Parrish, Caren Barbara (212) 850-5651
Media: Evan Goetz, Tyrone Ross, (212) 850-5600

For Immediate Release

GUITAR CENTER, INC. REPORTS THIRD QUARTER 2006 RESULTS

Westlake Village, CA (November 1, 2006) – Guitar Center, Inc. (Nasdaq NMS: GTRC) today announced financial results for the third quarter ended September 30, 2006.

Consolidated net sales increased 12.3% to $472.7 million in the third quarter compared to $421.1 million in the same period of 2005.

Net income was $11.3 million, or $0.38 per diluted share, compared to net income of $14.4 million, or $0.51 per diluted share, in the third quarter of the prior year.  Net income for the third quarter of 2006 includes stock-based compensation expense of $1.8 million after-tax, or $0.06 per diluted share, and a one-time after-tax gain of $1.2 million, or $0.04 per diluted share, resulting from the disposition of real estate.  No expense was recorded in the third quarter for the Company’s long-term incentive plan (LTIP). Net income in the third quarter of 2005 included stock-based compensation expense under the Company’s LTIP of $883,000 after-tax, or $0.03 per diluted share.

Erick Mason, Executive Vice President and Chief Financial Officer, stated, “Our results for the quarter were consistent with the high end of our revised estimates.  As we reported in our preliminary earnings announcement, we experienced soft comparable store sales in our Guitar Center stores for much of the third quarter, and higher than planned promotional costs.  Our Musician’s Friend division results reflected lower than expected Internet sales.  Additionally, while we generated sales from our Music & Arts division in line with expectations, we chose to make investments in our educational business following the closure of a competitor in Texas which impacted our operating margin.  Overall, although we generated top line growth of 12%, our operating margins were reduced due to higher than expected expenses during the quarter.”

Guitar Center Stores

We opened ten new Guitar Center stores in the quarter, bringing the total store count to 194 as of September 30, 2006. Net sales from Guitar Center stores increased 13.7% to $352.5 million, compared to $310.1 million in the third quarter of 2005.  Comparable store sales for the Guitar Center stores increased 2.9%.  Gross margin was 26.7% in the third quarter compared to 28.1% in the same period last year, due primarily to higher occupancy costs and reductions in reserves in 2005 which resulted in a higher gross margin in the third quarter of 2005.  Selling, general and administrative expenses for the Guitar Center stores were 21.5% of net sales compared to 20.7% of sales in the third quarter of 2005.   The increase was primarily attributable to increased promotional and advertising costs and higher stock-based compensation expense.

Musician’s Friend

Direct response net sales for the quarter increased 6.5% to $86.1 million, compared to $80.8 million in the third quarter of 2005.  Gross margin improved to 30.0% for the quarter from 29.1% for the same period last year, due primarily to a higher selling margin, partially offset by reduced shipping and handling revenue.  Selling, general and administrative expenses for the direct response division were 24.4% of net sales compared to 24.3% in the third quarter of 2005.  The increase primarily reflected higher overhead and stock-based compensation expenses, offset by reduced catalog circulation.

Music and Arts

Net sales from our Music & Arts division were $34.2 million in the third quarter, compared to $30.1 million in the third quarter of 2005.  The increase is due primarily to increased revenue from affiliates and acquisitions. Comparable sales for the Music & Arts division were flat for the quarter.  Third quarter gross margin for Music & Arts decreased to 39.0% versus 44.2% in the same period last year, primarily due to a benefit recorded in 2005 related to a change in payment terms and higher occupancy costs in 2006.   Selling, general and administrative expenses for the Music & Arts division were 50.9% of net sales compared to 48.5% in the third quarter of 2005.  The increase reflects higher compensation expenses, including costs of expansion into Texas and stock-based compensation expense.

Business Outlook

In the fourth quarter to date, we have opened Guitar Center stores in Roseville, CA (Sacramento) and New London, CT, and we plan to open stores in the remainder of the quarter in Murrieta, CA (Southern California) and Lexington, KY.

We continue to anticipate achieving consolidated net sales in the range of $638 million to $650 million for the fourth quarter of 2006.  Guitar Center comparable store sales are expected to increase between 4% to 6% for the quarter.  Net income for the fourth quarter is expected to be in the range of $34 million to $36 million, or $1.14 to $1.20 per diluted share.  This net income guidance includes expected expenses of $0.07 to $0.09 per diluted share related to our LTIP and other stock based compensation.

The comments contained in this press release relating to our financial performance for the fourth quarter of 2006, including that regarding future financial performance in the immediately preceding paragraph, constitute forward-looking statements and are made in express reliance on the safe harbor provisions contained in Section 21E of the Securities Exchange Act of 1934. This information, as well as other the forward-looking information provided in this release, should be read in conjunction with the information under the caption “Business Risks and Forward Looking Statements” below.

Teleconference and Webcast

Guitar Center will host a conference call and webcast today, November 1st, at 2:00 p.m. PT (5:00 p.m. ET) to discuss third quarter financial results.  To access the call, please dial 800-627-7250 (domestic) or 706-645-9246 (international).  The webcast will be available on the Company’s web site at www.guitarcenter.com or at www.earnings.com.  A replay of the call will be available through November 15th, 2006 and can be accessed approximately one hour after the end of the call by dialing 800-642-1687 (domestic) or 706-645-9291 (international); pin number 8804641.  A replay of the webcast will be available at www.guitarcenter.com.

About Guitar Center

Guitar Center is the leading United States retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment.  Our retail store subsidiary presently operates more than 195 Guitar Center stores across the United States.  In addition, our Music & Arts division operates more than 90 stores specializing in band instruments for sale and rental, serving teachers, band directors, college professors and students.  We are also the largest direct response retailer of musical instruments in the United States through our wholly owned subsidiary, Musician’s Friend, Inc., and its catalog and website, www.musiciansfriend.com. More information on Guitar Center can be found by visiting the Company’s web site at www.guitarcenter.com.

Business Risks and Forward Looking Statements

This press release contains forward-looking statements relating to, among other things, financial results believed to be achievable by management in the fourth quarter and full year of 2006.  Sales and earnings trends are affected by many factors including, among others, world and national political events, general economic conditions, the effectiveness of our promotional and merchandising strategies, our ability to integrate and profitably operate acquired businesses, the efficient operation of our supply chain, including the continued support of our key vendors, our effective management of business risks, including litigation, and competitive factors applicable to our retail and direct response markets.  In addition, during the recent past we have experienced greater fluctuations in weekly and monthly operating results than has been our historic experience and this volatility has, and is likely to continue to, reduce the reliability of our future revenue and earnings guidance.

In light of these risks, the forward-looking statements contained in this press release are not guarantees of future performance and in fact may not be realized.  Our actual results could differ materially and adversely from those expressed in this press release.  Further, the statements made by us above represent our views only as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date.  We do not presently intend to update these statements prior to our next quarterly earnings release and undertake no duty to any person to effect any such update under any circumstances.

Investors are also urged to review carefully the discussion under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Reports on Form 10-Q for subsequent quarters, which have been filed with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.

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